UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

DNP Select Income Fund Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (01-07)

DNP SELECT

INCOME FUND INC.

55 EAST MONROE STREET, SUITE 3600, CHICAGO, ILLINOIS 60603 (312) 368-5510

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS JUNE 30, 2008

A special meeting of shareholders of DNP Select Income Fund Inc. will be held at the offices of Duff & Phelps Investment Management Co., 55 East Monroe Street, Suite 3600, Chicago, Illinois, on Monday, June 30, 2008 at 9:00 a.m., Central Daylight Time, to:

1.	Consider and vote on an amendment to the Fund’s fundamental investment restriction relating to borrowing to allow the Fund to borrow money to the full extent permitted by the Investment Company Act of 1940.

2.	Transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Shareholders of record at the close of business on May 19, 2008 are entitled to vote at the meeting.

For the Board of Directors,

T. Brooks Beittel

Secretary

May 28, 2008

SHAREHOLDERS, WE NEED YOUR PROXY VOTE IMMEDIATELY.

YOUR VOTE IS VITAL. THE MEETING OF SHAREHOLDERS WILL HAVE TO BE ADJOURNED WITHOUT CONDUCTING ANY BUSINESS IF FEWER THAN A MAJORITY OF THE SHARES ELIGIBLE TO VOTE ARE REPRESENTED. IN THAT EVENT, THE FUND WOULD ADJOURN THE MEETING AND CONTINUE TO SOLICIT VOTES IN AN ATTEMPT TO OBTAIN A QUORUM. TO AVOID THE EXPENSE OF AND THE POSSIBLE DELAY CREATED BY SUCH A SOLICITATION, PLEASE RETURN YOUR PROXY CARD IMMEDIATELY IN THE ENVELOPE PROVIDED, OR CALL THE TOLL-FREE NUMBER OR VISIT THE WEB SITE INDICATED ON THE CARD. YOU AND ALL OTHER SHAREHOLDERS WILL BENEFIT FROM YOUR COOPERATION.

PROXY STATEMENT

The board of directors of DNP Select Income Fund Inc. (the “Fund”) is soliciting proxies from shareholders for use at the special meeting of shareholders to be held on June 30, 2008 and at any adjournment or postponement of that meeting. A proxy may be revoked at any time before it is voted, either by voting in person at the meeting or by written notice to the Fund or delivery of a later-dated proxy.

Shareholders of the Fund of record at the close of business on May 19, 2008 are entitled to notice of and to participate in the meeting. The Fund had 229,991,084 shares of common stock, 5,000 shares of remarketed preferred stock and 20,000 shares of auction preferred stock outstanding on the record date. Each share of common stock outstanding on the record date entitles the holder thereof to one vote. Each share of remarketed preferred stock outstanding on the record date entitles the holder thereof to one vote. Each share of auction preferred stock outstanding on the record date entitles the holder thereof to one quarter ( 1/4) of one vote.

This proxy statement is first being mailed on or about May 28, 2008. The Fund will bear the cost of the special meeting and this proxy solicitation.

Annual and Semi-annual Reports. The Fund will provide without charge to any shareholder who so requests a copy of the Fund’s annual report for the year ended December 31, 2007 and the Fund’s semi-annual report for the six months ended June 30, 2007. Requests for copies of such reports should be directed to the Administrator at (888) 878-7845 (toll-free). Copies of such reports are also available by accessing the Fund’s web site at www.dnpselectincome.com.

PROPOSED AMENDMENT TO THE FUND’S FUNDAMENTAL

INVESTMENT RESTRICTION RELATING TO BORROWING

Description of the Proposed Amendment

The Investment Company Act of 1940, as amended (the “1940 Act”), requires registered investment companies like the Fund to have “fundamental” investment restrictions governing certain of their investment practices, one of which is the borrowing of money. Fundamental investment restrictions can be changed only by a shareholder vote. Fundamental investment restrictions on borrowing are generally designed to protect shareholders and their investments by restricting a fund’s ability to subject its assets to the claims of creditors who might have a claim to the fund’s assets that would take precedence over the claims of shareholders.

The Fund’s fundamental investment restriction relating to borrowing currently reads as follows:

The Fund may borrow money on a secured or unsecured basis for any purpose of the Fund in an aggregate amount not exceeding 15% of the value of the Fund’s total assets at the time of any such borrowing (exclusive of all obligations on amounts held as collateral for securities loaned to other persons to the extent that such obligations are secured by assets of at least equivalent value).

The Fund’s board of directors (the “Board”) recommends that the Fund’s shareholders approve an amendment to revise the fundamental investment restriction relating to borrowing so that it will read as follows:

The Fund may not borrow money, except as permitted by the Investment Company Act of 1940 and the rules promulgated thereunder, as in effect from time to time, or interpretations or modifications thereof by the Securities and Exchange Commission, the staff of the Securities and Exchange Commission and other authority with appropriate jurisdiction.

Reasons for the Proposed Amendment

At a meeting held on May 8, 2008, the Board reviewed the Fund’s fundamental investment restriction relating to borrowing and determined that it is more restrictive than the law requires and that this restrictiveness is impairing the Fund’s ability to respond to changing market conditions affecting the Fund’s use of leverage. Upon the recommendation of Duff & Phelps Investment Management Co., the Fund’s investment adviser (the “Adviser”), the Board voted to recommend to the Fund’s shareholders that the fundamental investment restriction be amended to allow the Fund to borrow money to the full extent permitted by the 1940 Act. The Board and the Adviser believe this amendment will allow the Fund to respond more effectively to both current and future changes in market conditions and future changes in applicable law.

Under the 1940 Act, a registered investment company is not permitted to issue senior securities that represent indebtedness (which we call “borrowings”) unless immediately after such issuance it has an asset coverage of at least 300%. Asset coverage means the ratio of the fund’s total assets, minus liabilities other than borrowings, to the fund’s aggregate borrowings. Additionally, under the 1940 Act, a registered investment company may not declare any dividend or other distribution upon any class of its stock, or purchase any such stock, unless it has an asset coverage of at least 300% after deducting the amount of such dividend, distribution, or purchase price. There is an exception which allows a registered investment company to declare dividends on its preferred stock if it has an asset coverage of at least 200% after deducting the amount of such dividend. The practical effect of these 1940 Act restrictions is generally to limit a registered investment company’s borrowings to 33 1/3% of its total assets.

However, the Fund currently has a fundamental investment restriction that is more restrictive than the 1940 Act requirements. The Fund’s fundamental investment restriction, which limits borrowings to 15% of the Fund’s total assets, dates back to the Fund’s initial public offering in 1987. However, market conditions affecting the use of leverage by closed-end funds have changed considerably since 1987, and the Board has concluded, after study and consultation with the Adviser, that a 15% limitation on borrowings is out of step with many other closed-end funds and is impairing the Fund’s ability to respond to current market conditions.

The Fund currently has no borrowings, but it does have $1 billion in leverage consisting of remarketed preferred stock and auction preferred stock. However, since mid-February 2008, the auctions and remarketings for the Fund’s preferred stock have experienced successive failures. A failed auction or remarketing means that the current holders retain their shares, and the dividend rate for the next dividend period is automatically set to the maximum dividend rate permitted by the Fund’s charter. The Board and the Adviser believe that the recent auction and remarketing failures, which have been experienced by all closed-end funds that use preferred stock leverage, are related to general quality and liquidity concerns in the credit markets, and not to any problems with the creditworthiness of the Fund or its preferred stock. However, the Board and the Adviser have concluded that the preferred stock auction and remarketing processes may not provide liquidity for an extended period of time, if ever, with the result that the Fund may be required to pay the maximum dividend rates applicable to its preferred stock for an extended period of time. Because the cost of debt leverage is likely to be lower than these maximum dividend rates under most market conditions, the Board and the Adviser have concluded that the Fund can provide a solution to the liquidity crisis facing the Fund’s preferred shareholders and also lower the cost of leverage (at least in the short term) for the benefit of the Fund’s common shareholders by seeking to obtain a syndicated bank loan facility to enable the Fund to redeem its outstanding preferred stock.

Accordingly, on May 8, 2008, the Board approved a proposal from the Adviser to seek to obtain a syndicated bank loan facility in the amount of $850 million and to use the proceeds of that facility, together with proceeds from the sale of portfolio securities, to redeem the Fund’s outstanding preferred stock. The Board and the Adviser believe that this course of action is in the best interests of the Fund and its shareholders because it will enable the Fund to maintain its leverage at 85% of the current level for the benefit of its common shareholders, while providing liquidity for the Fund’s preferred shareholders. An $850 million borrowing, however, would represent approximately 28% of the Fund’s total assets as of March 31, 2008. Since this would exceed the 15% limitation currently imposed by the Fund’s fundamental investment restriction on borrowing, the Board made the full implementation of the foregoing actions conditional upon receiving shareholder approval for the proposed amendment to that fundamental investment restriction.

The proposed amendment will allow the Fund to enter into borrowings to the full extent permitted by the 1940 Act and the related rules of the Securities and Exchange Commission (“SEC”). With reference to any specific borrowing, the Fund will interpret the term “permitted” to mean either that the 1940 Act expressly permits a borrowing or that the 1940 Act does not prohibit the borrowing. As discussed above, the current 1940 Act provisions generally limit a registered investment company’s borrowings to 33 1/3% of its total assets. Consequently, approval of the proposed amendment will have the effect of permitting the Fund to enter into borrowings in an aggregate amount up to 33 1/3% of its total assets. The Board believes that this change will align the Fund’s restriction on borrowing with that of most other closed-end funds that use leverage.

It is possible that as the financial markets continue to evolve over time, the 1940 Act and the related rules may be amended to address changed circumstances. It is also possible that the 1940 Act and the related rules could change for other reasons. Because the proposed amendment will allow borrowings to the extent permitted by the 1940 Act and the related rules as in effect from time to time, the Fund will benefit from future changes in applicable law without the need to seek additional costly and time-consuming shareholder approvals. The proposed amendment also refers to interpretations or modifications of the 1940 Act by the SEC, members of its staff or other authorities having jurisdiction over the Fund. From time to time the SEC and members of its staff issue formal or informal views on various provisions of the 1940 Act and the related rules, including through no-action letters and exemptive orders. In addition, other authorities, such as courts, issue interpretations of the 1940 Act from time to time. Because the proposed amendment also refers to these interpretations or modifications, this will allow the Fund the flexibility to benefit from future changes in the positions taken by regulators and courts without the expense and delay of seeking further shareholder approvals.

Risks Associated with the Proposed Amendment

Since the proposed amendment will provide the Fund with greater borrowing flexibility, the Fund may be subject to additional costs, as well as the risks inherent to borrowing, such as decreased earnings or being subject to covenants and other contractual provisions that restrict its operations. In addition, to the extent the Fund enters into borrowings, the rights of lenders in those borrowing transactions will be senior to the rights of holders of the

Fund’s stock. There can be no assurance that the Fund will be able to obtain a syndicated bank loan facility in the amount of $850 million on terms acceptable to the Fund, or if obtained, that the Fund will be able to renew or replace such a facility on its periodic maturity dates. Furthermore, future changes in the credit markets could cause the interest rate payable on the debt facility to increase relative to the dividend and interest rates the Fund earns on its portfolio securities, which could reduce or even eliminate the benefits of leverage to the Fund. Moreover, if the Fund utilizes debt leverage, it will be required to maintain an asset coverage of 300% on any outstanding indebtedness, instead of the asset coverage of 200% that it is currently required to maintain on its preferred stock. If the Fund were unable to renew or replace a maturing debt facility or were unable to maintain the required 300% asset coverage, it could be required to deleverage and sell a portion of its investments at a time when it might be disadvantageous to do so. Additionally, the Fund’s leveraged capital structure creates special risks not associated with unleveraged funds having similar investment objectives and policies. These include the possibility of higher volatility of the Fund’s net asset value and the asset coverage of the Fund’s indebtedness. This means that if there is a net decrease in the value of the Fund’s investment portfolio, the use of leverage will likely cause a greater decrease in the net asset value per common share and the market value per common share than if the Fund were not leveraged.

Vote Required to Approve the Amendment

The proposed amendment will require the approval of (i) the holders of a “majority” (as defined in the 1940 Act) of the outstanding shares of the Fund’s common stock and preferred stock, voting as a single class, and (ii) the holders of a “majority” of the outstanding shares of the Fund’s preferred stock, voting separately as a class. The 1940 Act defines a “majority” of the outstanding voting securities of a company as the lesser of (A) 67% or more of the voting securities present at a meeting where the holders of more than 50% of the outstanding voting securities are present or represented by proxy; or (B) more than 50% of the outstanding voting securities of such company. The Fund’s charter defines the required “majority” of the outstanding preferred stock similarly with respect to the shares of that class. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the meeting, and will also have the effect of a vote “against” each change in fundamental investment policy.

Summary of Reasons for the Amendment

The Board has concluded that the proposed amendment will give the Fund the ability that it urgently needs to address the current liquidity crisis facing its preferred shareholders in a manner that is in the best interests of the Fund and all of its shareholders, while also giving the Fund the flexibility to respond to future changes in market conditions and applicable law without the expense and delay of seeking further shareholder approvals for changes to the Fund’s fundamental investment restriction relating to borrowing. After adoption of the proposed amendment, the Fund will continue to be subject to the important shareholder protections relating to borrowing that are provided by the 1940 Act. In addition, the proposed amendment will not affect the investment objectives of the Fund, which will remain unchanged, and the Fund will continue to be managed in accordance with the investment objectives, strategies and policies described in its prospectus and statement of additional information and in accordance with applicable law.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the proposed amendment to the Fund’s fundamental investment restriction relating to borrowing to allow the Fund to borrow money to the full extent permitted by the 1940 Act.

OTHER BUSINESS

Management is not aware of any other matters that will come before the meeting. If any other business should come before the meeting, however, your proxy, if signed and returned, will give discretionary authority to the persons designated in it to vote according to their best judgment.

OTHER INFORMATION

The Adviser and Phoenix Investment Partners. Duff & Phelps Investment Management Co. serves as the Fund’s investment adviser under an investment advisory agreement dated May 1, 1998. The Adviser is a wholly-owned subsidiary of Phoenix Investment Partners, Ltd., which is an indirect, wholly-owned subsidiary of The Phoenix Companies, Inc. On February 7, 2008, The Phoenix Companies, Inc. announced its intention to spin off Phoenix Investment Partners to its shareholders in the third quarter of 2008. The address of the Adviser is 55 East Monroe Street, Suite 3600, Chicago, Illinois 60603. The Adviser (together with its predecessor) has been in the investment advisory business for more than 70 years and as of December 31, 2007, had approximately $7.3 billion in client accounts under discretionary management.

The Administrator. J.J.B. Hilliard, W.L. Lyons, LLC serves as the Fund’s administrator (the “Administrator”) under an administration agreement dated May 1, 1998. The Administrator (together with its predecessors) has been engaged in the investment business as a securities broker-dealer and investment adviser since 1854. It also serves as administrator and investment adviser to Hilliard-Lyons Government Fund, Inc., a money market mutual fund, and as investment adviser to Senbanc Fund, an open-end equity mutual fund. The Administrator is a subsidiary of HL Financial Services, LLC, which is a subsidiary of Houchens Industries, Inc. The Administrator’s principal address is 500 West Jefferson Street, Louisville, Kentucky 40202.

Shareholders. The following table shows shares of common stock of the Fund as to which each director, and all directors and executive officers of the Fund as a group, had or shared power over voting or disposition at May 1, 2008. The directors and executive officers of the Fund owned no shares of the Fund’s remarketed preferred stock or auction preferred stock. Shares are held with sole power over voting and disposition except as noted. The shares of common stock held by each of the persons listed below and by all directors and executive officers as a group represented less than 1% of the outstanding common stock.

Shares of common stock
Stewart E. Conner	2,000
Connie K. Duckworth (1)	10,000
Robert J. Genetski	10,000
Francis E. Jeffries (2)	37,891
Nancy Lampton (1)(2)	74,631
Eileen A. Moran	1,000
Nathan I. Partain (1)(2)	21,021
Christian H. Poindexter (1)(2)	10,000
Carl F. Pollard	40,000
David J. Vitale	5,250
Directors and officers as a group (14 persons)(1)(2)	219,013

(1)	Ms. Duckworth, Ms. Lampton, Mr. Partain and Mr. Poindexter had shared power to vote and/or dispose of 10,000, 69,200, 8,290 and 10,000, respectively, of the shares listed. The directors and executive officers had shared power to vote and/or dispose of 104,210, in the aggregate, of the shares listed as owned by the directors and executive officers as a group.
(2)	Mr. Jeffries, Ms. Lampton, Mr. Partain and Mr. Poindexter disclaim beneficial ownership of 9,205, 69,200, 8,290 and 10,000, respectively, of the shares listed. The directors and executive officers disclaim beneficial ownership of 103,415 in the aggregate, of the shares listed as owned by the directors and executive officers as a group.

At May 1, 2008, no person was known by the Fund to own beneficially 5% or more of the outstanding shares of the Fund (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934).

Shareholder Proposals. Any shareholder proposal to be considered for inclusion in the Fund’s proxy statement and form of proxy for the 2009 annual meeting of shareholders should be received by the Secretary of the Fund no later than November 1, 2008. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Securities Exchange Act of 1934, the Fund may solicit proxies in connection with the 2009 annual meeting which confer discretionary authority to vote on any shareholder proposals of which the Secretary of the Fund does not receive notice by January 20, 2009.

Solicitation of Proxies. Proxies will be solicited by mail. Proxies may be solicited by Fund personnel personally or by telephone, telegraph or mail, but such persons will not be specially compensated for such services. The Fund will inquire of any record holder known to be a broker, dealer, bank or other nominee as to whether other persons are the beneficial owners of shares held of record by such persons. If so, the Fund will supply additional copies of solicitation materials for forwarding to beneficial owners, and will make reimbursement for reasonable out-of-pocket costs. In addition, the Fund may hire a proxy solicitor to assist the Fund in the solicitation of proxies at a fee of approximately $20,000, plus out-of-pocket expenses.

General. A list of shareholders entitled to be present and vote at the special meeting will be available at the offices of the Fund, 55 East Monroe Street, Suite 3600, Chicago, Illinois 60603, for inspection by any shareholder during regular business hours for ten days prior to the date of the meeting.

Failure of a quorum to be present at the special meeting will necessitate adjournment and will give rise to additional expense.

ALL SHAREHOLDERS ARE REQUESTED TO SIGN, DATE AND MAIL PROXIES PROMPTLY IN THE RETURN ENVELOPE PROVIDED. YOU CAN ALSO VOTE BY CALLING THE TOLL-FREE NUMBER OR VISITING THE WEB SITE INDICATED ON THE CARD.

May 28, 2008

To vote by Internet 1) Read the Proxy Statement and have the proxy card below PROXY TABULATOR at hand. P.O. BOX 9112 2) Go to website www.proxyvote.com FARMINGDALE, NY 11735 3) Follow the instructions provided on the website. To vote by Telephone 1) Read the Proxy Statement and have the proxy card below at hand. 2) Call 1-800-690-6903 3) Follow the instructions. To vote by Mail 1) Read the Proxy Statement. 2) Check the appropriate boxes on the proxy card below. 3) Sign and date the proxy card. 4) Return the proxy card in the envelope provided. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: DNPSL1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Your Board of Directors unanimously recommends a vote FOR the following proposal. For Against Abstain 1. Proposal to amend the Funds fundamental investment restriction relating to borrowing to allow the Fund to borrow money to the full extent permitted 0 0 0 by the Investment Company Act of 1940. If no specific instructions are provided, this proxy will be voted FOR proposal 1 and in the discretion of the proxies upon such other business as may properly come before the meeting. For comments, please check this box and write them on the 0 back where indicated. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

DNP SELECT INCOME FUND INC. PROXY SOLICITED BY MANAGEMENT FROM COMMON SHAREHOLDERS FOR SPECIAL MEETING TO BE HELD ON JUNE 30, 2008 Stewart E. Conner, Robert J. Genetski and Nathan I. Partain or any of them, each with full power of substitution, are authorized to vote all shares of common stock of DNP Select Income Fund Inc. owned by the undersigned at the special meeting of shareholders to be held June 30, 2008, and at any adjournment of the meeting. They shall vote in accordance with the instructions set forth on the reverse side hereof. Comments: _____________________________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on other side.)

To vote by Internet 1) Read the Proxy Statement and have the proxy card below PROXY TABULATOR at hand. P.O. BOX 9112 2) Go to website www.proxyvote.com FARMINGDALE, NY 11735 3) Follow the instructions provided on the website. To vote by Telephone 1) Read the Proxy Statement and have the proxy card below at hand. 2) Call 1-800-690-6903 3) Follow the instructions. To vote by Mail 1) Read the Proxy Statement. 2) Check the appropriate boxes on the proxy card below. 3) Sign and date the proxy card. 4) Return the proxy card in the envelope provided. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: DNPSL3 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Your Board of Directors unanimously recommends a vote FOR the following proposal. For Against Abstain 1. Proposal to amend the Funds fundamental investment restriction relating to borrowing to allow the Fund to borrow money to the full extent permitted 0 0 0 by the Investment Company Act of 1940. If no specific instructions are provided, this proxy will be voted FOR proposal 1 and in the discretion of the proxies upon such other business as may properly come before the meeting. For comments, please check this box and write them on the 0 back where indicated. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

DNP SELECT INCOME FUND INC. PROXY SOLICITED BY MANAGEMENT FROM PREFERRED SHAREHOLDERS FOR SPECIAL MEETING TO BE HELD ON JUNE 30, 2008 Stewart E. Conner, Robert J. Genetski and Nathan I. Partain or any of them, each with full power of substitution, are authorized to vote all shares of preferred stock of DNP Select Income Fund Inc. owned by the undersigned at the special meeting of shareholders to be held June 30, 2008, and at any adjournment of the meeting. They shall vote in accordance with the instructions set forth on the reverse side hereof. Comments: _____________________________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on other side.)